Exhibit 99.1

Magellan Petroleum Begins Pilot CO2 Injection at Poplar

DENVER, March 26, 2014 /Marketwire/ -- Magellan Petroleum Corporation (“Magellan” or the “Company”) (NASDAQ: MPET) announced today that the Company began injecting CO2 into the Charles formation at Poplar Dome through the EPU 202-IW well, marking the beginning of the injection phase of the Company’s CO2-enhanced oil recovery (“CO2-EOR”) pilot program. As previously announced by the Company, the CO2 volumes necessary to conduct the pilot will be supplied by Air Liquide Industrial U.S. LP. Air Liquide is the world leader in gases for industry, health and the environment.

The pilot program consists of five wells, including the CO2-injection well mentioned above and four producer wells. While Magellan expects to see a small increase in production from the four producer wells in the pilot, the real purpose of the pilot is to validate the viability of this tertiary recovery technique on a full-field basis, reduce the operational risk of implementing such a full-field program, and quantify with greater certainty the incremental recoverable reserves at Poplar from CO2-EOR. The Company expects to inject CO2 over a two year period and to be in a position to publicly communicate preliminary results of the pilot during the fourth quarter of calendar year 2014 and to assess and publicly announce the potential viability of this project in the first quarter of calendar year 2015. Although the Company has not booked reserves related to CO2-EOR at this time, Magellan estimates the resource potential to be approximately 50 MMboe.

J. Thomas Wilson, President and CEO of Magellan, stated: “We have worked very hard to get to first CO2 injection, and we are excited that the pilot is now underway. We look forward to the next nine to 12 months, when we will be focused on monitoring the performance of our pilot wells and analyzing any production response to the CO2 injection. I look forward to updating our shareholders at the end of that period with preliminary results about CO2-EOR at Poplar.”

CAUTIONARY INFORMATION ABOUT FORWARD LOOKING STATEMENTS
Statements in this press release, including forecasts or projections that are not historical in nature, are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "anticipate", "assume", "believe", "budget", "estimate", "expect", "forecast", "intend", "initial", "plan", "project", and similar expressions are intended to identify forward looking statements. These statements about the Company may relate to its businesses and prospects, planned capital projects and expenditures (including those relating to the Poplar CO2-EOR project), increases or decreases in oil and gas production and reserves, estimates regarding resource potential, revenues, expenses and operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the following: the technical and economic viability of CO2-EOR techniques at Poplar; our ability to enter into a long term CO2 supply for our Poplar CO2-EOR project; the uncertain nature of oil and gas prices in the United States; uncertainties inherent in projecting future rates of production from drilling activities; the uncertainty of drilling and completion conditions and results; the availability and cost of drilling, completion, and operating equipment and services; and other matters discussed in the "Risk Factors" section of The Company's most recent Annual Report on Form 10K and most recent Quarterly Report on Form 10Q. Any forward-looking information provided in this release should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this report, whether as a result of new information, future events, or otherwise.

Estimates of non-proved resources are subject to significantly greater risk of not being produced than proved reserves.

ABOUT MAGELLAN
Magellan Petroleum Corporation is an independent oil and gas exploration and development company with assets in the US, Australia, and the UK. The Company is primarily focused on the development of a CO2-enhanced oil recovery (“CO2-EOR”) program at Poplar Dome in eastern Montana. Historically active in Australia, Magellan operates two gas fields onshore Northern Territory and an exploration block in the Bonaparte Basin, offshore Northern Territory. Magellan also maintains a large acreage position onshore the UK prospective for unconventional shale oil and gas production. Magellan is headquartered in Denver, Colorado. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello, Manager, Investor Relations at 720.484.2404 or IR@magellanpetroleum.com